10F-3 Report
CGCM International Equity Investments

Period: 09/01/2006 through 02/28/2007

ID  Issuer Name    Trade Date Selling Dealer Total Amount Purchase Price % Received by Fund   % of Issue (1)

962 Telstra Corporation (PIA)   11/20/2006 ABN AMRO 968,730.00  2.10   0.045%    0.045%

(1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.

Other Participant
Accounts   Issue Amount     Total Received All
Funds

962- Includes purchases by other affiliated mutual funds and
discretionary accounts in the amounts of:    0.00    2,150,000,000.00     968,730.00